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                            Amendment to the By-Laws
                                       of
                 Credit Suisese Warburg Pincus Focus Fund, Inc.


Pursuant to Article VIII of the By-Laws of Credit Suisse Warburg Pincus Focus Fund, Inc. the name has changed to Credit Suisse Select Equity Fund, Inc.

Dated the 12th day of December, 2001